Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

APPROACH RESOURCES INC.

Approach Resources Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Approach Resources Inc.
2.

The Board of Directors of the Corporation, acting in accordance with the provisions of Section 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend Section 4.1 of the Restated Certificate of Incorporation of the Corporation so that the first paragraph thereof is hereby amended and replaced as follows:

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 190,000,000, of which 180,000,000 of such shares shall be Common Stock, all of one class, having a par value of $0.01 per share (“Common Stock”), and 10,000,000 of such shares shall be Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”).

3.

This Certificate of Amendment was submitted to the stockholders of the Corporation and was duly adopted by the required vote of stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law.

4.	This Certificate of Amendment shall become effective immediately upon being duly filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of January 27, 2017.

APPROACH RESOURCES INC.

By: /s/ J. Ross Craft

Name:	J. Ross Craft
Title:	Chairman, President and Chief Executive Officer

Certificate of Amendment